Exhibit 1.01

Conflict Minerals Report

 ABB Ltd

For the year ended December 31, 2017

This Conflict Minerals Report (CMR) of ABB Ltd for the calendar year 2017 has been prepared pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1” or the “Rule”). The Rule was adopted by the United States Securities and Exchange Commission (SEC) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of such products. Conflict minerals are defined as cassiterite, columbite-tantalite and wolframite, and their derivatives, which are limited to tin, tantalum and tungsten, as well as gold (3TG). These requirements apply to SEC registrants whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict.

The functionality of a substantial portion of our global product portfolio relies on the use of direct materials, especially electronic components, which include amounts of tin, tantalum, tungsten or gold (necessary conflict minerals). If a registrant can establish that their necessary conflict minerals originated from sources other than from a covered country1, or are from recycled or scrap sources, they must submit a Form SD which describes their determination and the Reasonable Country of Origin Inquiry (RCOI) performed.

If a registrant has reason to believe that any of the conflict minerals in their supply chain may have originated in the covered countries and are not from recycled or scrap sources, or if they are unable to determine the country of origin of those conflict minerals, then the registrant must exercise due diligence on the conflict minerals’ source and chain of custody. The registrant must submit a CMR annually to the SEC that includes a description of those due diligence measures.

Numerous terms in this report are defined in Rule 13p-1 and the associated Form SD and the reader is invited to refer to those sources. The report presented herein is not audited. The content of any Web site referred to in this report is included for general information only and is not incorporated by reference in this Report.

Section 1: Due diligence framework

In accordance with Rule 13p-1, we undertook due diligence efforts, including the RCOI described in the associated Form SD, to determine whether the 3TG in our products originated from sources (e.g. suppliers, smelters, refiners, mines) that did not or do not directly or indirectly finance or benefit armed groups in the covered countries. We designed our due diligence measures to be in conformity, in all material respects, with the internationally recognized due diligence framework set forth in the Organisation for Economic Cooperation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition (2016) (the OECD Framework) and related supplements and its five-step framework.

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1 The Democratic Republic of the Congo and its adjoining countries (Angola, Burundi, Republic of the Congo, Central African Republic, Rwanda, South Sudan, Tanzania, Uganda, or Zambia).

Section 2: Due diligence measures undertaken

Our due diligence measures to identify the sources of 3TG contained in our products have continued to progress since we commenced in 2013. Our due diligence efforts for 2017 focused on refining our procedures to identify relevant suppliers while maintaining the company‑wide measures previously introduced. In addition, we started to enhance our information systems to automate the process to identify suppliers of 3TG to increase the efficiency and effectiveness of the RCOI in future periods. Since commencing our due diligence efforts, we have taken the following five steps, consistent with the OECD Framework:

Step 1: Establish company management systems

We undertook the following measures to establish company management systems per Step 1 of the OECD Framework:

Mission statement

•         We maintained a website dedicated to material compliance, including a statement on our position on conflict minerals. The  “ABB Policy on Conflict Minerals” with respect to the sourcing of 3TG is published online at new.abb.com/about/supplying/conflict-minerals-policy

•         We continued to promote awareness of the conflict minerals program within ABB through a number of communication channels including targeted communications to specific employee groups, adding articles and information videos on the Company’s intranet and targeted internal communication letters from our supply chain senior management.

Internal Management Systems and Teams

•         Within our global organization, numerous functions are involved in our conflict minerals activities including: supply chain management, legal, technology and finance, as well as extensive involvement from each of our operating divisions. The representatives from each operating division come from various backgrounds and have access to the resources within each division, including the research and development, the engineering and the production departments. ABB’s Group Head of Supply Chain is responsible for the program. Program oversight is provided by a Steering Committee and the program is sponsored by two members of our Group Executive Committee, including the head of one of our operating divisions and our General Counsel & Company Secretary.

•         We continued to provide our ABB-specific web-based training courses. These are customized for various ABB employee groups (management, buyers, engineering, research and development, product sales and other). Each operating division’s conflict minerals leader identified key conflict minerals personnel to undergo mandatory training on conflict minerals.

Supplier Engagement

•         We continued to maintain and communicate our “Supplier Code of Conduct” which requires our suppliers to implement a policy regarding conflict minerals, to exercise due diligence in investigating the source of these minerals, and to respond in a timely manner to ABB’s requests for evidence of their compliance with these requirements.

•         As part of our supplier onboarding and evaluation process, we invited all new suppliers to take an ABB-specific web-based training course on conflict minerals that covers the highlights of the relevant law and the importance of ethical sourcing to the industry, and communicates ABB’s policy on conflict minerals. The training also includes guidance for our suppliers on how to complete the Conflict Minerals Reporting Template (CMRT) as developed and issued by the Responsible Minerals Initiative (RMI) of the Responsible Business Alliance (RBA) and the

Global eSustainability Initiative (GeSI). In addition, all new suppliers are required to make an initial conflict minerals self-assessment which indicates if the supplier has taken this training course or an equivalent training.

•         We continued to require suppliers to adhere to the “ABB General Terms and Conditions for Purchase of Goods” which requires our suppliers to provide requested information regarding the use of 3TG in their products supplied to ABB. In addition (as described on our Web site), these terms and conditions require our suppliers to:

○        work towards ensuring that they do not have 3TG sourced from conflict mines in products supplied to ABB,

○        comply with the ABB Supplier Code of Conduct, including the sections relating to conflict minerals compliance,

○        take the necessary steps to demonstrate that any 3TG contained in the products supplied to ABB do not originate from mines that support or fund conflict within the covered countries, and

○        extend their search further down their supply chain, if necessary, to determine the source of specified minerals.

•         For suppliers who continued to provide us with inaccurate or incomplete responses we enhanced our supplier due diligence process by providing these suppliers with additional training in the form of webinars and other follow-up communications to assist in improving the response quality of such suppliers.

Company Level Grievance Mechanism

•         We maintained our company-wide integrity reporting channels, such as the ABB Business Ethics Hotline, which is available for the reporting of any violations of our Supplier Code of Conduct by our suppliers, including requirements related to conflict minerals. The hotline provides a grievance mechanism and is maintained by an independent third party. It can be used by ABB employees as well as parties outside ABB, such as suppliers. The hotline can be reached by dialing +41‑43‑317‑3367 or by using an internet-based interface at www.compliancestakeholder.com

Step 2: Identify and assess risks in the supply chain

To identify risks in the supply chain, we performed the following:

Identify suppliers

•         In 2017, we refined the efforts made in previous years to identify components within our products that are likely to contain 3TG, updating the list of components based on changes in 2017. We identified product components likely to contain 3TG using ABB experts, including product engineers, material experts and research and development personnel. These identified components were then categorized into different levels of risk, depending on the likelihood of 3TG content, the volume of transactions with the supplier and the total value of the components purchased. We then identified the relevant suppliers and then prioritized which suppliers survey, focusing on covering the highest-risk suppliers, in terms of 3TG content and amount of products purchased.

Survey identified suppliers

•         We surveyed selected suppliers using the CMRT, as part of the RCOI described in Form SD.

Assess supplier responses

•         We utilized a dedicated team, responsible for reviewing supplier surveys and assessing “red flags” (as described in the OECD Framework). We implemented a structured process to send and receive supplier surveys, follow up on non-responses, summarize survey results, and to identify and respond to red flags. Our red-flag identification and review process also included assessing the completeness and accuracy of the list of smelters/refiners provided in the survey responses.

•         We asked the selected suppliers to gather information about smelters/refiners in their supply chain and provide us with a list of these smelters/refiners. Although the suppliers who responded to our survey were able to provide us with a list of the original smelters/refiners they identified as being used to process 3TG contained in their products, most of our suppliers were unable to identify and represent which smelter/refiner was specifically used for 3TG in the products or materials supplied to ABB. Based on the responses received from our suppliers, the lists of smelters/refiners identified to be processing or refining 3TG in our products are included below under Annex 1 to this CMR.

Step 3: Design and implement a strategy to respond to identified risks

Our strategy to respond to identified risks commenced with our efforts to obtain complete and accurate information from our suppliers. Where suppliers did not respond to the initial survey request, additional follow-up inquiries were made. We also followed up on incomplete or inconsistent supplier responses, requesting additional information or clarification. In many cases, the follow up was made by product buyers, who worked with suppliers to try to resolve insufficient responses. To assess the accuracy of each of the suppliers’ responses, we also compared the names of the reported smelters/refiners against a list received from the RMI of known smelters/refiners, including their conflict status.

For completed surveys, responses were evaluated against a pre-defined list of red flags to determine what corrective action, if any, would be required for the identified risk. A corrective action plan was implemented for the identified red flags, including insufficient responses. Ultimately, the corrective action could include the discontinuation of sourcing from a supplier. Our red flag review process reflects guidance from the OECD Framework. When evaluating ongoing supplier relationships, the conflict minerals compliance status of the supplier was considered when determining the continuation of use for a supplier and in certain cases, supplier relationships with non-cooperative suppliers were terminated.

A management reporting dashboard was prepared regularly which summarized the content of survey responses and the status of our risk assessment process. The dashboard also provided an overview of the status of supplier responses, the types of red flags identified and any corrective action required. The content of the dashboard was reviewed regularly by a central project team including a review of the progress on addressing the identified red flags. These results were also reported to the Steering Committee which evaluated the appropriateness of risk mitigation measures.

Step 4: Carry out independent third-party audit of smelter/refiner due diligence practices

We are a downstream consumer of 3TG. Generally, we do not purchase raw minerals or ores, and are generally several steps removed from smelters/refiners within our supply chain. Therefore, we do not perform direct audits of those smelters/refiners. During 2017, we participated in a regional RMI smelter engagement team which researches and validates smelters and conducts coordinated outreach to known smelters to encourage them to participate in the Responsible Minerals Assurance Process (RMAP). We believe that this involvement contributes to the overall goal of the RMI which is to improve regulatory compliance and support responsible sourcing from conflict-affected and high-risk areas. We also support the RBA and GeSI’s Responsible Minerals Initiative which is a measure contemplated by the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, the internationally recognized standard on which our Company’s systems (described in Step 1 above) are based. The data on which we relied for certain statements in this CMR was obtained through our membership in the RMI, using the Reasonable Country of Origin Inquiry report for member “ASEA”.

Step 5: Report annually on supply chain due diligence

This report and the associated Form SD are available online at new.abb.com/investorrelations under “Quarterly results and annual reports”, “2017”, “SEC Filings”.

Section 3: Results of due diligence

In 2017, we received completed reporting templates from 89% of our surveyed suppliers (74% in 2016). We are in dialogue with the remaining suppliers who provided us with an incomplete or inconsistent response.

Our suppliers are generally several tiers removed from the origin of smelters of their raw materials, and therefore have challenges in performing their due diligence. As a result, the information provided by our suppliers is often incomplete or is not verified, and we are therefore unable to verify with certainty the source and chain of custody of all the 3TG minerals in our supply chain.

In 2017, our supplier responses identified 302 smelters/refiners as being the source of 3TG in their products (396 in 2016). The complete lists of identified smelters/refiners are included in Annex I of this CMR. However, the suppliers only provided the country of origin of the 3TG in a limited number of cases. We obtained further sourcing information through our membership in the RMI which allows us access to the names of the countries of origin for 3TG processed by certain smelters/refiners.

The following tables provide the number of smelters/refiners identified in our supply chain.

Identified Smelters/Refiners
	RMAP Conformant Smelters/Refiners(1)		RMAP Participating Smelters/Refiners(2)		Other Smelters/Refiners(3)		Total identified
	2016	2017	2016	2017	2016	2017	2016	2017
Gold	93	101	15	12	67	27	175	140
Tantalum	43	41	-	-	4	-	47	41
Tin	67	70	8	2	49	5	124	77
Tungsten	40	41	2	2	8	1	50	44
Total	243	253	25	16	128	33	396	302

Identified Smelters/Refiners known to be sourcing from the covered countries
	RMAP Conformant Smelters/Refiners(1)		RMAP Participating Smelters/Refiners(2)		Other Smelters/Refiners(3)		Total identified
	2016	2017	2016	2017	2016	2017	2016	2017
Gold	-	8	-	-	-	2	-	10
Tantalum	18	2	-	-	-	-	18	2
Tin	2	2	-	-	-	-	2	2
Tungsten	4	1	-	-	-	-	4	1
Total	24	13	-	-	-	2	24	15

(1)     Audited and have been found to be conformant with the RMI’s Responsible Minerals Assurance Process (RMAP conformant).

(2)     In the process of being audited (RMAP Active). This category also includes smelters and refiners who are in communication but have not commenced the validation audit.

(3)     Have not commenced the RMAP validation audit.

Through our continued interaction with the RMI, we benefited from their activities, including their efforts to validate smelters as ‘RMAP conformant’ in line with current global standards. In 2017, the percentage of the identified smelters/refiners which are designated as RMAP conformant increased to 84%, from 61% (CFSI compliant) in 2016, primarily due to several previously identified smelters/refiners being removed as being confirmed smelters/refiners. Most of the facilities removed from the smelter/refiner list were not assessed as CFSI compliant in 2016. In addition the rate of RMAP conformant smelters/refiners increased due to the completion of new audits for several facilities, primarily located in Asia.

We have not been able to determine the conflict status for all smelters/refiners used in our supply chain. However, based on the information that we have received from our suppliers, we have not identified any smelters/refiners in our supply chain which are known to be sourcing 3TG that directly or indirectly finances or benefits armed groups in the covered countries.

As allowed by the Statement on the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule, issued by the SEC on April 29, 2014, ABB has not described its products as “DRC conflict free” or “having not been found to be ‘DRC conflict free’”.

Section 4: Continuous improvement efforts to mitigate risk

During 2017, our conflict minerals program achieved the following improvements:

•         maintained and updated the list of specific components in our products which were likely to contain 3TG,

•         refined the scope of the supplier surveys to remove previously surveyed suppliers that ultimately were determined to not be supplying 3TG,

•         continued our participation in the RMI and participated directly in an audit of one high‑risk smelter,

•         improved the response rate and quality of information from our suppliers,

•         continued to promote the awareness inside the organization through training and communication,

•         provided engaged suppliers with our conflict minerals training, and

•         for smelters/refiners which have been identified as being a high-risk of non-conformant sourcing practices, we have implemented a due diligence process to follow up with our suppliers who are using these smelters/refiners. The purpose is to promote an ethical supply chain and reduce the risk that ABB has 3TG in its products from smelters that are not RMAP conformant.

During 2018, we plan to take the following steps as part of our due diligence program:

•         maintain and update our listing of components which are likely to contain 3TG within each of our various product offerings for ongoing product development and other changes during 2018,

•         continue to work to increase the response rate and quality of supplier responses by:

○        working directly with our suppliers on the completion of their CMRT including direct engagement of our largest and key suppliers, and

○        providing additional conflict minerals training to suppliers who have been unable to provide sufficient response quality.

•         continue to support the initiatives of the RMI by providing a resource who will be involved in the RMI Smelter Engagement Team focusing on gold, seeking to bring legitimate non-certified gold smelters into the RMAP program and assess their compliance for certification as RMAP conformant smelters,

•         continue to include a conflict minerals clause in new or renewed supplier contracts that requires suppliers to provide us with necessary 3TG sourcing information,

•         continue to follow the OECD due diligence guidance and be involved in relevant trade associations in order to define and improve best practices and encourage responsible sourcing of 3TG,

•         for smelters/refiners which have been identified as being a high-risk of non-conformant sourcing practices, we plan to continue to enhance the due diligence process to follow up with our suppliers who are using these smelters/refiners. The purpose is to promote an ethical supply chain and reduce the risk that ABB has 3TG in its products which is not conflict-free, and

•         continue to track uncooperative suppliers and consider terminating our relationship with these suppliers.

Section 5: Independent audit

                As ABB has not concluded on the DRC conflict status for any of its products, this CMR does not require an independent private sector audit.

Annex I – Lists of smelters/refiners

The lists of smelters/refiners were produced by consolidating information we have received from our suppliers. We have provided conflict minerals training to our suppliers and independently verified the status of the smelters/refiners using RMI and other data, but we cannot guarantee that the data we have been provided with is accurate or complete. In most cases suppliers have not been able to confirm that these smelters/refiners have been used in the products they have supplied to us because they were not able to provide the CMRT at the product level. Therefore it is possible that the lists contain smelters/refiners which were not used to process 3TG contained in our products.

We generally do not have direct business relationships with any of the smelters/refiners listed below. In general, we are several tiers removed from smelters/refiners and therefore unable to exert direct influence over smelters/refiners. Due to the size of our supplier base and the complexity of global supply chains, we are also unable to clearly trace at what stage individual smelters/refiners enter the supply chain of our direct suppliers.

RMAP conformant smelters/refiners

Metal	Smelter Name	Country
Gold	Western Australian Mint (T/a The Perth Mint)	Australia
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
Gold	Umicore Brasil Ltda.	Brazil
Gold	Marsam Metals	Brazil
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Asahi Refining Canada Ltd.	Canada
Gold	Royal Canadian Mint	Canada
Gold	Planta Recuperadora de Metales SpA	Chile
Gold	Heraeus Metals Hong Kong Ltd.	China
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Jiangxi Copper Co., Ltd.	China
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China
Gold	SAAMP	France
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	Aurubis AG	Germany
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	DODUCO Contacts and Refining GmbH	Germany
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany

Metal	Smelter Name	Country
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	SAXONIA Edelmetalle GmbH	Germany
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	Chimet S.p.A.	Italy
Gold	Safimet S.p.A	Italy
Gold	Italpreziosi	Italy
Gold	T.C.A S.p.A	Italy
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Asahi Pretec Corp.	Japan
Gold	Asaka Riken Co., Ltd.	Japan
Gold	Dowa	Japan
Gold	Eco-System Recycling Co., Ltd.	Japan
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Japan Mint	Japan
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Nihon Material Co., Ltd.	Japan
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Yamakin Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Kazzinc	Kazakhstan
Gold	Daejin Indus Co., Ltd.	Korea, Republic Of
Gold	DSC (Do Sung Corporation)	Korea, Republic Of
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of
Gold	HeeSung Metal Ltd.	Korea, Republic Of
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of
Gold	Samduck Precious Metals	Korea, Republic Of
Gold	Torecom	Korea, Republic Of
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico
Gold	Schone Edelmetaal B.V.	Netherlands

Metal	Smelter Name	Country
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	OJSC Novosibirsk Refinery	Russian Federation
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation
Gold	JSC Uralelectromed	Russian Federation
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	AU Traders and Refiners	South Africa
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	SEMPSA Joyeria Plateria S.A.	Spain
Gold	Boliden AB	Sweden
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Cendres + Metaux S.A.	Switzerland
Gold	Metalor Technologies S.A.	Switzerland
Gold	PAMP S.A.	Switzerland
Gold	PX Precinox S.A.	Switzerland
Gold	Valcambi S.A.	Switzerland
Gold	Solar Applied Materials Technology Corp.	Taiwan
Gold	Singway Technology Co., Ltd.	Taiwan
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Istanbul Gold Refinery	Turkey
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey
Gold	Al Etihad Gold LLC	United Arab Emirates
Gold	Emirates Gold DMCC	United Arab Emirates
Gold	Advanced Chemical Company	United States
Gold	Asahi Refining USA Inc.	United States
Gold	Kennecott Utah Copper LLC	United States
Gold	Materion	United States
Gold	Metalor USA Refining Corporation	United States
Gold	United Precious Metal Refining, Inc.	United States
Gold	Geib Refining Corporation	United States
Gold	Republic Metals Corporation	United States
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Tantalum	LSM Brasil S.A.	Brazil
Tantalum	Mineracao Taboca S.A.	Brazil
Tantalum	Resind Industria e Comercio Ltda.	Brazil
Tantalum	Jiujiang Janny New Material Co., Ltd.	China

Metal	Smelter Name	Country
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	Jiangxi Tuohong New Raw Material	China
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	China
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	NPM Silmet AS	Estonia
Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Asaka Riken Co., Ltd.	Japan
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	H.C. Starck Ltd.	Japan
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	Power Resources Ltd.	Macedonia
Tantalum	KEMET Blue Metals	Mexico
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	H.C. Starck Co., Ltd.	Thailand
Tantalum	Exotech Inc.	United States
Tantalum	QuantumClean	United States
Tantalum	Telex Metals	United States
Tantalum	D Block Metals, LLC	United States
Tantalum	H.C. Starck Inc.	United States
Tantalum	Global Advanced Metals Boyertown	United States
Tantalum	KEMET Blue Powder	United States
Tin	Metallo Belgium N.V.	Belgium
Tin	EM Vinto	Bolivia

Metal	Smelter Name	Country
Tin	Operaciones Metalurgical S.A.	Bolivia
Tin	Mineracao Taboca S.A.	Brazil
Tin	Soft Metais Ltda.	Brazil
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	Resind Industria e Comercio Ltda.	Brazil
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Gejiu Jinye Mineral Company	China
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	China
Tin	Huichang Jinshunda Tin Co., Ltd.	China
Tin	Gejiu Fengming Metallurgy Chemical Plant	China
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	HuiChang Hill Tin Industry Co., Ltd.	China
Tin	China Tin Group Co., Ltd.	China
Tin	Jiangxi New Nanshan Technology Ltd.	China
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Tin Company Limited	China
Tin	CV Gita Pesona	Indonesia
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	PT Premium Tin Indonesia	Indonesia
Tin	CV United Smelting	Indonesia
Tin	PT Lautan Harmonis Sejahtera	Indonesia
Tin	PT Menara Cipta Mulia	Indonesia
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT DS Jaya Abadi	Indonesia
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	PT Karimun Mining	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Panca Mega Persada	Indonesia
Tin	PT Prima Timah Utama	Indonesia

Metal	Smelter Name	Country
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Sumber Jaya Indah	Indonesia
Tin	PT Timah (Persero) Tbk Kundur	Indonesia
Tin	PT Timah (Persero) Tbk Mentok	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	PT Tommy Utama	Indonesia
Tin	PT Kijang Jaya Mandiri	Indonesia
Tin	PT Sukses Inti Makmur	Indonesia
Tin	CV Venus Inti Perkasa	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	PT Bangka Prima Tin	Indonesia
Tin	PT Inti Stania Prima	Indonesia
Tin	CV Ayi Jaya	Indonesia
Tin	CV Dua Sekawan	Indonesia
Tin	CV Tiga Sekawan	Indonesia
Tin	Dowa	Japan
Tin	Mitsubishi Materials Corporation	Japan
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Minsur	Peru
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	Fenix Metals	Poland
Tin	Metallo Spain S.L.U.	Spain
Tin	Rui Da Hung	Taiwan
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	Thaisarco	Thailand
Tin	Alpha	United States
Tin	Metallic Resources, Inc.	United States
Tungsten	Wolfram Bergbau und Hutten AG	Austria
Tungsten	ACL Metais Eireli	Brazil
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	China

Metal	Smelter Name	Country
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	China
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China
Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	H.C. Starck Smelting GmbH & Co. KG	Germany
Tungsten	A.L.M.T. TUNGSTEN Corp.	Japan
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Woltech Korea Co., Ltd.	Korea, Republic Of
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines
Tungsten	Moliren Ltd.	Russian Federation
Tungsten	Unecha Refractory metals plant	Russian Federation
Tungsten	Hydrometallurg, JSC	Russian Federation
Tungsten	Kennametal Huntsville	United States
Tungsten	Global Tungsten & Powders Corp.	United States
Tungsten	Kennametal Fallon	United States
Tungsten	Niagara Refining LLC	United States
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Vietnam
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	Vietnam
Tungsten	Asia Tungsten Products Vietnam Ltd.	Vietnam
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Vietnam

Annex I – Lists of smelters/refiners

RMAP participating smelters/refiners

Metal	Smelter Name	Country
Gold	L'Orfebre S.A.	Andorra
Gold	Daye Non-Ferrous Metals Mining Ltd.	China
Gold	SAFINA A.S.	Czech Republic
Gold	Bangalore Refinery	India
Gold	Chugai Mining	Japan
Gold	TOO Tau-Ken-Altyn	Kazakhstan
Gold	Kazakhmys Smelting LLC	Kazakhstan
Gold	Modeltech Sdn Bhd	Malaysia
Gold	Remondis Argentia B.V.	Netherlands
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland
Gold	DS PRETECH Co., Ltd.	South Korea
Gold	NH Recytech Company	South Korea
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tin	Modeltech Sdn Bhd	Malaysia
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	China
Tungsten	Ganzhou Haichuang Tungsten Industry Co., Ltd.	China

Annex I – Lists of smelters/refiners

Other smelters/refiners

Metal	Smelter Name	Country
Gold	Guangdong Jinding Gold Limited	China
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China
Gold	Yunnan Copper Industry Co., Ltd.	China
Gold	Penglai Penggang Gold Industry Co., Ltd.	China
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China
Gold	Lingbao Gold Co., Ltd.	China
Gold	Hunan Chenzhou Mining Co., Ltd.	China
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China
Gold	Refinery of Seemine Gold Co., Ltd.	China
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany
Gold	Sai Refinery	India
Gold	Gujarat Gold Centre	India
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation
Gold	L'azurde Company For Jewelry	Saudi Arabia
Gold	Sudan Gold Refinery	Sudan
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey
Gold	African Gold Refinery	Uganda
Gold	Kaloti Precious Metals	United Arab Emirates
Gold	Pease & Curren	United States
Gold	Sabin Metal Corp.	United States
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe
Tin	Super Ligas	Brazil
Tin	Estanho de Rondonia S.A.	Brazil
Tin	An Vinh Joint Stock Mineral Processing Company	Vietnam
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Vietnam
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Vietnam
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	China

Based on country of origin information provided by the RMI for RMAP conformant processing facilities, countries of origin of the 3TG in our products may include:
Argentina	Laos
Australia	Madagascar
Austria	Malaysia
Benin	Mali
Bolivia	Mexico
Brazil	Mongolia
Burkina Faso	Mozambique
Burundi	Myanmar
Cambodia	Namibia
Canada	Nicaragua
Chile	Nigeria
China	Panama
Colombia	Peru
Congo, Democratic Republic of the	Portugal
Ecuador	Russian Federation
Eritrea	Rwanda
Ethiopia	Senegal
France	Sierra Leone
Germany	South Africa
Ghana	Spain
Guatemala	Thailand
Guinea	Togo
Guyana	Uganda
Honduras	United Kingdom
India	United States
Indonesia	Uzbekistan
Japan	Viet Nam
Kazakhstan	Zimbabwe